                                     Exhibit 99.1

AT THE COMPANY
Robert O’Brien
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City announces exercise in full of overallotment option for Convertible Senior Notes due 2020.

CLEVELAND, Ohio - July 23, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has received notice that the initial purchasers of the company's 3.625% Convertible Senior Notes due 2020, which were issued in an offering that closed July 19, 2013, have elected to fully exercise their overallotment option for an additional $50 million in aggregate principal amount of the Notes. Subject to customary closing conditions, the closing of the overallotment option is expected to take place on July 24, 2013.

With the exercise of the overallotment option, a total of $300 million in aggregate principal amount of the Notes will have been sold. The net proceeds from the offering, including the exercise of the overallotment option, after deducting the initial purchasers' discount and the estimated offering expenses, are estimated to be approximately $291.0 million.

The Company intends to use the net proceeds to redeem the outstanding balance of its 6.500% Senior Notes due 2017, and to reduce other outstanding debt. Pending application of the net proceeds as described above, the net proceeds will be held in an escrow account and invested in short-term, investment grade, interest bearing securities.

The Notes and the Company's Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers then resold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Forward Looking Statements
Statements made in this press release regarding the proposed issuance of additional Notes are forward-looking statements. The Company may be unable to issue such Notes due to various risks, including market conditions, changes in the level and volatility of interest rates, a credit rating downgrade, and volatility in the market price of the Company's publicly traded securities, as well as other risks listed from time to time in the Company's filings with the SEC, including but not limited to, the Company's annual and quarterly reports.